Interleukin Genetics Reports First Quarter 2007 Financial Results

Wednesday May 9, 4:04 pm ET

WALTHAM, Mass., May 9 /PRNewswire-FirstCall/ -- Interleukin Genetics, Inc. (Amex: ILI - News), a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market, today reported results for its first quarter ended March 31, 2007.

Interleukin reported revenue of $2.4 million for the three months ended March 31, 2007, compared to revenue of $232,000 for the comparable period last year. Net loss for the first quarter was $1.7 million, or $(0.06) per basic and diluted share, compared to a net loss of $1.6 million, or $(0.07) per basic and diluted share for the first quarter of 2006.

The increase in revenue for first quarter 2007 was largely attributable to the consumer products segment, which sells branded nutritional supplement products to mass retail outlets through Interleukin's subsidiary, the Alan James Group, acquired in August 2006. Interleukin reported $272,000 in revenue from its Genetic Testing segment, $1.7 million in revenue from its Consumer Product segment and $418,000 in revenue from its research segment.

Research and development expenses for the quarter were $674,000 compared to $769,000 for the first quarter 2006. The decrease in research expenses primarily reflects the timing of third party costs related to research projects.

Interleukin reported selling, general and administrative expenses of $1.7 million for the quarter ended March 31, 2007, compared to SG&A expenses of $714,000 for the same period last year. This increase was primarily attributable to costs associated with the operation of the Alan James Group.

Tim Richerson, Interleukin Chief Executive Officer, said, "Our financial results this quarter reflect our ability to successfully market our consumer products, while investing to develop the emerging marketplace for genetic tests and personalized wellness. We strongly believe that prevention and personalized wellness are the future of health and medicine, as reflected by the fast growing $40 billion OTC and Nutraceuticals markets in the U.S. alone, and the rapidly emerging worldwide molecular diagnostics marketplace expanding at 15% per year. We believe Interleukin is positioned to take advantage of the dramatic growth anticipated in these markets because of our science-based products, world-class research and multiple touch points with consumers worldwide.

"We expect to realize growth as we complete current initiatives to expand our product lines, collaborate with our marketing partner to develop the consumer genetic testing marketplace and seek a more global approach to our businesses. We expect these initiatives to provide us with greater end market visibility in our personalized health business, to maximize the potential of our global marketing channel through Alticor, and to help us establish a more direct link to consumers and the scientific community by offering resources for credible and authoritative information about our personalized wellness solutions."

Segment Updates

Genetic Tests

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Interleukin currently markets genetic risk assessment tests for cardiovascular disease and general nutrition assessment, both sold under the Gensona® brand, and PST® periodontal disease risk assessment sold through a licensee.

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Interleukin expansion plans in this area include market extension and the introduction of new tests. Interleukin is currently developingtests with a primary focus on inflammation genetics, an area in which Interleukin currently holds 20 issued U.S. patents. These testdevelopment areas include dermagenomics (personalized skin care), weight management and osteoporosis. Some tests will be developed for the Alticor channel, and others may be developed for medical channels and for other consumer channels. Based on current development work, Interleukin expects to bring two new genetic tests for weight management and osteoporosis to market in 2008.

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Interleukin also expects to grow by further leveraging Alticor's well-established global distribution network. This network currently reaches consumers in over 50 countries, and provides Interleukin with an established channel into the emerging personalized health  market worldwide. Alticor has reiterated a strong commitment and long-term dedication to marketing Interleukin's genetic tests on a global basis, and has indicated to Interleukin their intention to launch tests in Asia beginning in 2009.

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Interleukin is also working with Alticor to enhance and extend marketing initiatives to encourage deeper market penetration for genetic tests and to increase consumer acceptance and use. These include collaboration and education to enhance point-of-sale marketing materials, as well as sales and informational materials designed to benefit the consumer experience.

Consumer Products - Nutritional Products/OTCeuticals

*	Interleukin's Consumer Products segment currently provides a revenue stream to help support the Company's business and research objectives, including initiatives to grow the Genetic Tests segment.

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Products currently distributed in the marketplace through Interleukin's Alan James business include recognizable consumer brands such as Ginkoba®, Ginsana® and Venastat® that are distributed through national mass retailers including Wal-Mart, CVS, Rite-Aid and Walgreens. Interleukin intends to build on these valuable distribution relationships to fuel further growth.

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In the first quarter of 2007, a U.S. patent was issued for Interleukin's CardioEA® OTCeutical product. CardioEA® delivers a patented formula containing the doctor recommended 81mg dose of Aspirin with the combination of Vitamins B6, B12, Folic Acid, L-Arginine and Aged Garlic Extract® for complete heart health.

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Going forward, Interleukin will leverage its research capabilities to expand the OTCeutical product line, and develop products for multiple channels including direct response, retail and possibly other consumer channels.

Biotech/R&D

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The Biotech and R&D segment provides intellectual property, through research and acquisition, for the development of Personalized
Health products. Interleukin is committed to deliver viable commercial intellectual property in the form of risk assessment tests and preventive products to support the development of the marketplace through our research partners, possible medical channels and internet-based channels targeting physicians, patients and consumers.

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Interleukin is advancing the development of its tests for global markets. Interleukin has initiated a new clinical study in Japan to design risk assessment tests for osteoporosis for Asian markets. In addition, Interleukin has completed enrollment of 1,300 subjects for a study in Wuhan, China to assist in refining Interleukin's cardiovascular disease risk assessment test for Asian markets. A similar study is ongoing in Korea and is expected to meet its enrollment target of 750 subjects in the second quarter of 2007.

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With the $2.3 million in research funding provided by Alticor for 2007, Interleukin is building the scientific support for new genetic risk assessment tests for weight management, osteoporosis and personalized skin care products (dermagenomics). Additional research studies are now in progress to explore the potential for additional tests related to genetic risk for early strokes and risk for more severe forms of osteoarthritis.

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Interleukin has combined its core competencies with those of its strategic partner Alticor, to establish proprietary methods for the development of unique botanical mixtures to reduce risk in individuals with genetic predispositions to various diseases. Interleukin is actively seeking development and distribution partners for certain botanical-test combinations that require additional development for regulatory or market reasons.

Balance Sheet

As of March 31, 2007, Interleukin reported cash and cash equivalents of $9.2 million compared to $10.1 million of cash and cash equivalents at December 31, 2006. In addition, on March 31, 2007, the Company had access to $14.3 million under its credit facility with Alticor.

Interleukin has taken important steps to ensure the company has the financial resources to execute on its business strategy. Interleukin received $30 million in financing from Alticor in 2006, and is contracted to receive an additional $2.3 million of research funding in 2007.

Focus Areas for 2007

Interleukin's goal is to establish a leading genetics-focused personalized health company offering science-based products and genetic tests to a fast- growing marketplace. As Interleukin expands its product lines and takes a more global approach to its business, the Company expects to be able to realize increasing benefits from its diversified business model, and accelerating growth in its Genetic Tests segment. In 2008, Interleukin expects to have four genetic tests available to consumers in North America, and to launch its first genetic test internationally beginning in 2009.

Interleukin is working closely with Alticor to enhance and extend marketing initiatives to encourage deeper market penetration for genetic tests and to increase consumer acceptance and use. Together with enhanced feedback from Alticor's marketing channels, Interleukin expects these initiatives to generate greater end market visibility for genetic test revenues.

Mr. Richerson concluded, "2007 represents an important development year for Interleukin, as we process information from our previous genetic test launch to help us refine our access to the marketplace through current channels, and efficiently develop our genetic test business to gain scale and traction in a global marketplace. We are confident that our combined capabilities will position Interleukin to expand its science-based solutions portfolio, more quickly commercialize its products and services and offer a broad selection of innovative preventive and personalized therapeutics to consumers. Importantly, we have the financial resources and the committed support of our strategic partner and major investor, Alticor, to continue to advance our business objectives. We are committed to communicate the Interleukin story to potential customers and a wide financial audience, and look forward to keeping our stakeholders informed of our progress."

ILI Earnings Conference Call

To access the live call on May 9, 2007, at 4:30 PM EDT, dial (800) 218-4007 (domestic) or (303) 262-2141 (international). The call will also be available live via webcast at www.ilgenetics.com. Replay access of the teleconference will be available for two weeks following the call by calling (800) 405-2236 (domestic) or (303) 590-3000 (international). The passcode for the replay is 11089388. The webcast will be archived following the call at www.ilgenetics.com.

About Interleukin

Interleukin Genetics, Inc. (Amex: ILI - News) is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market. Focused on the future of health and medicine, Interleukin uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products. Interleukin currently offers an array of Nutraceuticals and OTCeuticals, including Ginkoba®, Ginsana® and Venastat® which are sold at the nation's largest food, drug and mass retailers, and has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, and general nutrition assessment. Interleukin is headquartered in Waltham, MA. For more information about Interleukin and its ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to make progress in advancing our core technologies, and our expectations regarding future revenues from our nutritional supplement products. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, our ability to integrate acquired businesses, our ability to maintain relationships with our important customers, and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006, as amended, filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

Gensona is a registered trademark of Alticor, Inc.

For Interleukin Genetics:
Paul Voegelin
(781) 398-0700

Additional Contacts for Media / Investors:
J.J. Rissi (212) 445-8224, Weber Shandwick
Rich Tauberman (201) 964-2408, Financial Relations Board

Interleukin Genetics, Inc.
Financial Highlights

Balance sheet data	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
Cash and cash equivalents	$9,170,026	$10,082,919
Total current assets	12,268,787	12,991,113
Total assets	$21,457,470	$22,630,285

Total current liabilities	$7,432,947	$7,388,353
Total liabilities	8,892,948	8,844,354
Total shareholders' equity	12,564,522	13,785,931
Total liabilities and shareholders' equity	$21,457,470	22,630,285

Statement of operations data	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Revenue:
Genetic testing revenue	$271,650	$222,193
Net consumer product sales	1,727,780	-
Contract research revenue	417,500	-
Other	2,347	10,041
Total revenue	2,419,277	232,234

Operating expenses:
Cost of genetic testing services	250,905	197,652
Cost of consumer products sold	995,455	-
Research and development	674,460	768,730
Selling, general and administrative	1,695,510	713,698
Amortization of intangible assets	410,925	11,778
Total operating expenses	4,027,255	1,691,858

Loss from operations	(1,607,978)	(1,459,624)

Total other income and expense	(55,931)	(129,854)

Net loss before income taxes	(1,663,909)	(1,589,478)
Provision for income taxes	(4,000)

Net loss	$(1,667,909)	$(1,589,478)

Basic and diluted loss per share	$(0.06)	$(0.07)

Weighted average common shares outstanding	27,575,971	24,019,004

Source: Interleukin Genetics, Inc.